UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 19, 2025

Edgewise Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40236	82-1725586
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1715 38th St.

Boulder, CO 80301

(Address of principal executive offices) (Zip Code)

(720) 262-7002

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	EWTX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Director

On November 19, 2025, the Board of Directors (the “Board”) of Edgewise Therapeutics, Inc. (the “Company”) appointed Christopher Martin to serve as a Class I director, with a term expiring at the Company’s 2028 annual meeting of stockholders.

Mr. Martin, age 49, served as Chief Commercial Officer from January 2024 to October 2025 for Verona Pharma, which was acquired by Merck & Co. for approximately $10 billion in October 2025. As Chief Commercial Officer, Mr. Martin was responsible for building the commercial organization and launch strategy for the company’s first product launch, Ohtuvayre® (ensifentrine). Mr. Martin previously served in other management positions at Verona, including Senior Vice President of Commercial from January 2022 to December 2023 and Vice President of Commercial from June 2020 and December 2022. Prior, he served as Executive Director of Marketing at SK Life Science which is focused on developing novel therapeutics for central nervous system conditions from March 2018 to June 2020. Mr. Martin was instrumental in developing the commercial and marketing strategy and the framework for launching their first commercial product, XCOPRI® (cenobamate tablets). Until its acquisition by Melinta Therapeutics, Mr. Martin was Head of Marketing at Cempra where he led the development and launch strategy for the company’s first product, solithromycin. Prior to Cempra, he was at Salix Pharmaceuticals for 10 years in roles of increasing responsibility and led the Xifaxan® marketing team during the company’s acquisition by Valeant Pharmaceuticals. Mr. Martin received a Bachelor of Science in Financial Management from Clemson University.

The Board determined that Mr. Martin qualifies as independent under the director independence standards set forth in the rules and regulations of the Securities and Exchange Commission and the applicable listing standards of the Nasdaq Stock Market.

There are no arrangements or understandings between Mr. Martin and any other person pursuant to which Mr. Martin was selected as a director. In addition, there are no transactions in which Mr. Martin has an interest that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Martin will receive compensation for his service pursuant to the Company’s outside director compensation policy. This includes an annual cash retainer of $40,000 per year for service as an outside director. Additionally, as a new outside director, Mr. Martin was granted a stock option to purchase shares with a grant date fair value as determined in accordance with U.S. generally accepted accounting principles equal to approximately $700,000. This stock option vests as to 1/36th of the total number of shares on each monthly anniversary of the grant date, subject to Mr. Martin’s continued service through the applicable vesting date. In the event of a Change in Control (as defined in the Company’s 2021 Equity Incentive Plan), the stock option will vest in full. In addition, Mr. Martin also executed the Company’s standard form of indemnification agreement.

A copy of the press release announcing Mr. Martin’s appointment as a director is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated November 20, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL documents)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGEWISE THERAPEUTICS, INC.

By:	/s/ John Moore
John Moore
General Counsel

Date: November 20, 2025